Astronics Corporation Reports Second Quarter 2009 Results
July 30, 2009

Exhibit 99.1
Astronics Corporation ×130 Commerce Way × East Aurora, NY × 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports Second Quarter 2009 Results
•	Recent acquisition mostly offsets decline in organic sales

•	Second quarter diluted earnings per share $0.18 vs. $0.48 per share in 2008

•	Generated $6.6 million in cash from operations in the quarter and $9.5 million year-to-date

•	Delay in project awards result in reduction in 2009 revenue expectation to range of $200 million to $210 million
EAST AURORA, NY, July 30, 2009 — Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high performance lighting, electrical power and automated test systems for the global aerospace and defense industries, today reported sales of $47.0 million in the second quarter of 2009, which ended July 4, 2009, down 1.8% compared with sales of $47.9 million in the second quarter of 2008. Results for the 2009 quarter include DME Corporation, which was acquired by Astronics on January 30, 2009. For the 2009 six-month period, results include five-months of the financial results from operations of DME, reflecting the date of acquisition. Astronics’ organic business, excluding the recent acquisition, had sales of $34.3 million for the second quarter of 2009, down 28% from the 2008 second quarter. The second quarter of 2008 was the strongest sales quarter in history for Astronics’ organic business driven by exceptional cabin electronics sales.
Sales for the Company’s Aerospace segment in the 2009 second quarter declined 20.2% to $38.2 million, while sales for the Test Systems segment, which represents a portion of the DME business acquired in January 2009, were $8.8 million.
Second quarter 2009 income before taxes of $2.7 million included other income of $0.9 million as a result of an adjustment to the estimated fair value of a promissory note payable that is contingent on DME achieving certain 2009 revenue. Net of tax, the adjustment was $0.6 million, or $0.05 per share. Net income in the second quarter of 2009 was $2.0 million, or $0.18 per diluted share, compared with $5.1 million, or $0.48 per diluted share, in the same period the prior year.
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Astronics Corporation Reports Second Quarter 2009 Results
July 30, 2009

Peter J. Gundermann, President and Chief Executive Officer of Astronics commented, “Sales for our aerospace business were affected by continued weakness in the business jet market and delays in airline retrofit programs. We have had weaker than expected orders for our test systems business mostly due to delays on contract awards; although we believe that there should be some progress on this front. We have taken steps over the last three quarters to address the challenges we face in this environment, including a significant reduction in our headcount resulting in at least $6 million in annualized savings. Nonetheless, we see several opportunities for our engineering design capabilities and innovative products and continue to invest in our future.”
Operating Results
Gross profit in the second quarter of 2009 was $8.7 million, or 18.6% of sales, compared with $12.1 million, or 25.3% of sales, in the second quarter of 2008. The contracted gross margin reflects lower sales volume in the organic business as well as low revenue levels for the acquired DME business. Included in the cost of goods sold was $6.4 million in engineering and development (E&D) costs which included $1.2 million associated with DME. E&D in last year’s second quarter was $5.8 million.
Selling, general and administrative (SG&A) expense was $6.4 million, or 13.7% of sales, in the second quarter of 2009, compared with $4.3 million, or 9.0% of sales, in last year’s second quarter. Included in SG&A for the 2009 second quarter was approximately $2.0 million of DME SG&A, which includes amortization of intangible assets related to the acquisition of $0.8 million.
Segment Review
Aerospace
During the second quarter of 2009, Aerospace segment sales were $38.2 million, a decrease of $9.7 million, or 20.2%, from $47.9 million in the 2008 quarter. Organic aerospace sales declined by $13.6 million to $34.3 million. Recently acquired DME added $3.9 million to aerospace sales in the 2009 second quarter.
Sales to the commercial transport market declined $7.4 million, or 25.7%, compared with the 2008 second quarter as a result of reduced demand for cabin electronics systems, as global airlines have deferred spending for retrofit projects. Astronics cabin electronics products include the Company’s EmPower® in-seat power product line used to enhance passengers’ flying experience by powering their personal electronic devices and lap-top computers as well as aircraft in-flight entertainment systems. The Company believes that it is the leading provider of in-seat power to commercial airlines and airframe manufacturers.
Sales to the military market increased by $0.9 million, or 10.6%, to $9.9 million. Business jet market sales were off $4.8 million, or 47.1%, to $5.4 million due to reduced business jet production and the loss of revenue from the bankrupt Eclipse Aviation which totaled $3.5 million in last year’s second quarter. Sales to the FAA/airport market, a new market added in 2009 as part of the acquired DME business, were $1.6 million in the second quarter of 2009.
Aerospace operating profit for the second quarter of 2009 was $3.7 million, or 9.7% of sales, compared with $8.6 million, or 18.0% of sales, in the same period last year. Margin contraction was primarily due to lower sales volume.
Mr. Gundermann noted, “Despite the dramatic downturn in business jet production and delays on commercial airline retrofit projects, we continue to develop new solutions with our customers for next generation aircraft that will be flying in the next two to three years. It’s critical for our long-term growth to be involved in the best aircraft projects and earn the opportunity to participate. The majority of our engineering and development spending is on customer-specified projects. For example, content we are now providing to aircraft such as the Embraer Phenom and Cessna Mustang, which have been less severely impacted by the recession, is of higher value than our historical content, but both were in the design and development phase for several years before commercial production.”
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Astronics Corporation Reports Second Quarter 2009 Results
July 30, 2009

Test Systems
Sales in Astronics’ Test Systems segment, acquired with DME, were $8.8 million in the second quarter of 2009. Results for this segment were below expectations as military order activity in general has been slower than expected.
Mr. Gundermann commented, “We have seen slow orders in our Test Systems business, resulting in a weak first half of 2009. But we continue to see good prospects in the market and are actively engaged in competitive bids for projects. Assuming contract awards and orders are received as anticipated, we expect the second half to be stronger. We believe that the innovative products that have been developed by DME and the strength of their capabilities in software and electronics design for test systems and simulation equipment will be a positive contributor to our future growth.”
The low level of sales for the period and approximately $0.7 million in amortization of intangibles resulted in an operating loss of $0.3 million for the quarter for the Test Systems segment.
Six-Month Review
For the first six months of 2009, sales were $97.0 million, a 9.1% increase compared with $89.0 million in the first half of 2008. Astronics’ organic business, excluding the DME acquisition, had sales of $72.7 million in the first half of 2009. Gross margin was 17.8% for the first six months of 2009 compared with 23.2% in the same period the prior year, down primarily on the lower organic sales level and the low sales level of the acquired DME business. Included in the cost of goods sold was $12.9 million in E&D expenditures of which $2.5 million were associated with DME. E&D costs for the first half of 2008 were $10.9 million.
SG&A expense was $12.5 million, or 12.9% of sales, in the first six months of 2009 compared with $8.5 million, or 9.6% of sales, in the same period the prior year reflecting the addition of DME including $1.3 million in amortization of intangible assets and deferred financing costs associated with the acquisition. The lower gross margin and increased SG&A expenses resulted in a decline in operating margin for the first half of 2009 to 4.9% compared with 13.6% in the first half of 2008.
The second quarter and year-to-date effective tax rate of 27.6% and 29.4% reflect the impact of $0.2 million in research and development tax credits recorded in the second quarter. Net income for the first six months of 2009 was $3.4 million, or $0.31 per diluted share, compared with $7.8 million, or $0.73 per diluted share, in the same period the prior year.
Liquidity and Capital Expenditures
Cash and cash equivalents were $4.5 million at July 4, 2009, compared with $3.0 million at December 31, 2008, and $1.2 million at the end of the trailing first quarter. The Company has a revolving credit facility of up to $45 million of which approximately $15 million is reserved for existing letters of credit. Approximately $23 million was available on the facility at July 4, 2009.
Cash generated from operations was $6.6 million during the quarter compared with $5.8 million in last year’s second quarter. For the six-month period, Astronics generated $9.5 million in cash from operations compared with $5.4 million in the 2008 period.
Capital expenditures in the second quarter of 2009 were $0.6 million compared with $1.1 million in the second quarter of 2008. For the six-month periods, capital expenditures were $1.6 million and $2.1 million in 2009 and 2008, respectively. Capital expenditures are expected to be approximately $3.5 million to $4.0 million for 2009.
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Astronics Corporation Reports Second Quarter 2009 Results
July 30, 2009

Outlook
Orders in the second quarter of 2009 were $40.8 million, a 22.2% decrease compared with orders of $52.4 million in the 2008 quarter, but 32.3% above orders of $30.8 million in the trailing first quarter of 2009. Aerospace segment orders were $34.6 million compared with $52.4 million in the 2008 second quarter. Orders in the new Test Systems segment were $6.2 million.
Backlog at July 4, 2009, was $105.5 million, 3.8% above backlog of $101.6 million at the end of the second quarter of 2008, but down from backlog of $111.7 million at the end of the trailing first quarter. Aerospace backlog was $81.8 million at the end of the 2009 second quarter compared with $101.6 million at the end of last year’s second quarter and $85.4 million at the end of the trailing first quarter of 2009. Approximately $54 million of the Aerospace backlog is expected to ship in the balance of 2009. Test Systems backlog was $23.7 million of which $19 million is expected to ship in the balance of 2009.
Mr. Gundermann concluded, “We are reducing our 2009 revenue guidance range to $200 million to $210 million, down from previous guidance of $210 million to $225 million. Our adjustment reflects airline retrofit projects shifting farther out on the horizon and the continued slow pace of orders in our aerospace business combined with the delay in project awards and slower than anticipated order flow in our test systems business. We do expect the second half of 2009 to be stronger than the first half, but not as much as we earlier anticipated as we see more revenue shifting into 2010.”
Second Quarter 2009 Webcast and Conference Call
The Company will host a teleconference at 2:30 p.m. ET today. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•
The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (201) 689-8562 and requesting conference ID number 328191 approximately 5 - 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted, once available.

•
A replay can also be heard by calling (201) 612-7415 and referencing account number 3055 and conference ID number 328191. The telephonic replay will be available from 5:30 p.m. ET the day of the call through 11:59 p.m. ET on August 6, 2009.

ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, power management systems for the global aerospace industry; automated diagnostic test systems, training and simulation devices for the defense industry; and safety and survival equipment for airlines. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, DME Corporation, Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.Astronics.com.
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Astronics Corporation Reports Second Quarter 2009 Results
July 30, 2009

For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.
ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)
(in thousands except per share data)

	Three months ended		Six months ended
	7/4/2009	6/28/2008	7/4/2009	6/28/2008
Sales	$47,024	$47,889	$97,039	$88,978
Cost of products sold	38,300	35,766	79,785	68,356

	8,724	12,123	17,254	20,622
Gross margin	18.6%	25.3%	17.8%	23.2%
Selling, general and administrative	6,444	4,313	12,509	8,522

Income from operations	2,280	7,810	4,745	12,100
Operating margin	4.8%	16.3%	4.9%	13.6%
Interest expense, net	476	167	900	372
Other (income) expense**	(900)	(2)	(913)	13

Income before tax	2,704	7,645	4,758	11,715
Income taxes	748	2,529	1,401	3,952

Net Income	$1,956	$5,116	$3,357	$7,763

Basic earnings per share*:	$0.18	$0.50	$0.31	$0.76
Diluted earnings per share*:	$0.18	$0.48	$0.31	$0.73

Weighted average diluted shares outstanding*	11,030	10,616	10,899	10,679

Capital Expenditures	$583	$1,119	$1,551	$2,130
Depreciation and Amortization	$1,955	$1,009	$3,695	$2,009

*	All share quantities and per share data reported for 2008 has been adjusted to reflect the impact of the one-for-four Class B stock distribution for shareholders of record on October 6, 2008.

**	Includes contingent earnout liability fair value adjustment of $900,000 in the second quarter of 2009.
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Astronics Corporation Reports Second Quarter 2009 Results
July 30, 2009

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)
(in thousands)

	7/4/2009	12/31/2008
ASSETS:
Cash and cash equivalents	$4,476	$3,038
Accounts receivable	39,917	22,053
Inventories	32,610	35,586
Other current assets	5,475	6,078
Property, plant and equipment, net	32,808	29,075
Other long-term assets	4,953	4,409
Intangible assets	11,971	1,853
Goodwill	21,415	2,582

Total Assets	$153,625	$104,674

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$8,942	$920
Accounts payable and accrued expenses	22,192	22,475
Long-term debt	46,291	13,526
Other liabilities	10,300	9,498
Shareholders’ equity	65,900	58,255

Total Liabilities and Shareholders’ Equity	$153,625	$104,674

ASTRONICS CORPORATION
SEGMENT DATA
(unaudited)

(in thousands)	Three Months Ended		Six Months Ended
	7/4/09	6/28/08	7/4/09	6/28/08
Net Sales
Aerospace	$38,216	$47,889	$80,034	$88,978
Test Systems	8,808	—	17,005	—

Net Sales	$47,024	$47,889	$97,039	$88,978

Operating Profit and Margins
Aerospace	$3,700	$8,622	$7,095	$13,606
Margin	9.7%	18.0%	8.9%	15.3%
Test Systems	(251)	—	(53)	—
Margin	(2.8%)	—	(0.3%)	—
Corporate Expenses and Other	1,169	812	2,297	1,506

Total Operating Profit	$2,280	$7,810	$4,475	$12,100
Operating Margin	4.8%	16.3%	4.9%	13.6%

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Astronics Corporation Reports Second Quarter 2009 Results
July 30, 2009

ASTRONICS CORPORATION
SALES BY MARKET
($, in thousands)

	Three Months Ended			Six Months Ended			2009
	7/4/2009	6/28/2008	% change	7/4/2009	6/28/2008	% change	YTD %

Aerospace
Commercial Transport	$21,387	$28,779	-26%	$44,393	$52,674	-16%	46%
Military	9,855	8,910	11%	20,341	16,669	22%	21%
Business Jet	5,394	10,200	-47%	11,916	19,635	-39%	12%
FAA/Airport	1,580	—		3,384	—		3%

Aerospace Total	$38,216	$47,889	-20%	$80,034	$88,978	-10%	82%

Test Systems	$8,808	$—		$17,005	$—		18%

Total	$47,024	$47,889	-2%	$97,039	$88,978	9%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
($, in thousands)

	Three Months Ended			Six Months Ended			2009
	7/4/2009	6/28/2008	% change	7/4/2009	6/28/2008	% change	YTD %

Aerospace
Aircraft Lighting	$15,879	$17,351	-9%	$33,930	$33,784	0%	35%
Cabin Electronics	15,396	23,395	-34%	31,898	42,870	-26%	33%
Airframe Power	5,361	7,143	-25%	10,822	12,324	-12%	11%
Airfield Lighting	1,580	—		3,384	—		3%

Aerospace Total	$38,216	$47,889	-20%	$80,034	$88,978	-10%	82%

Test Systems	$8,808	$—		$17,005	$—		18%

Total	$47,024	$47,889	-2%	$97,039	$88,978	9%	100%

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Astronics Corporation Reports Second Quarter 2009 Results
July 30, 2009

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
($, in thousands)

		Q2 2008	Q3 2008	Q4 2008	Q1 2009*	Q2 2009
		6/28/2008	9/27/2008	7/4/2009	4/4/2009	7/4/2009

Sales	Aerospace	$47,889	$40,363	$44,381	$41,818	$38,216
	Test Systems	—	—	—	8,197	8,808

Total Sales		$47,889	$40,363	$44,381	$50,015	$47,024

Bookings	Aerospace	$52,386	$30,798	$41,348	$28,016	$34,605
	Test Systems	—	—	—	2,798	6,168

Total Bookings		$52,386	$30,798	$41,348	$30,814	$40,773

Backlog	Aerospace	$101,646	$92,081	$89,048	$85,418	$81,807
	Test Systems	—	—	—	26,311	23,671

Total Backlog		$101,646	$92,081	$89,048	$111,729	$105,478

Book: Bill	Aerospace	1.09	0.76	0.93	0.67	0.91
	Test Systems	—	—	—	0.34	0.70
Combined Book: Bill		1.09	0.76	0.93	0.62	0.87

*	On January 30, 2009, Astronics acquired DME Corporation, including backlog of $10,172 for Aerospace and $31,710 for Test Systems.
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